As filed with the Securities and Exchange Commission on June 13, 2001
                                                 Registration No. 333-[        ]
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-8

                              --------------------


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         THE FIRST AMERICAN CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

         California                                           95-1068610
(State or Other Jurisdiction of                            (I.R.S. Employer
Incorporation or Organization)                          Identification Number)

                              1 First American Way
                        Santa Ana, California 92707-5913
   (Address, Including Zip Code, of Registrant's Principal Executive Offices)

           Credit Management Solutions, Inc. 1997 Stock Incentive Plan
                 (as assumed by The First American Corporation)
                              (Full Title of Plan)


         Mark R Arnesen, Esq.                           With copies to:
               Secretary                               Neil W. Rust, Esq.
    The First American Corporation                      White & Case LLP
         1 First American Way                        633 West Fifth Street
   Santa Ana, California 92707-5913              Los Angeles, California 90071
            (714) 800-3000                               (213) 620-7700
(Name and Address of Agent For Service)



                                           CALCULATION OF REGISTRATION FEE
========================= ====================== ======================= ====================== ======================
 Title Of Each Class Of          Amount                 Proposed           Proposed Maximum           Amount of
    Securities To Be              To Be             Maximum Offering           Aggregate            Registration
       Registered           Registered(1)(2)     Price Per Share(3)(4)     Offering Price(3)           Fee(4)
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Common shares,
   $1.00 par value...        914,478 shares              $20.94               $18,938,839             $4,787.29
========================= ====================== ======================= ====================== ======================

(1) Represents the common shares of The First American Corporation issuable upon exercise of options granted under the Credit Management Solutions, Inc. 1997 Stock Incentive Plan, all of which options were assumed by First American in connection with the merger of a wholly-owned subsidiary of First American with and into CMSI on May 30, 2001.

(2) Pursuant to Rule 416(a), this registration statement also includes any additional shares of First American common stock which may become issuable in connection with the shares being registered for sale hereby by reason of any stock dividend, stock split or similar transaction that results in an increase in the number of First American common shares.

(3) Estimated solely for the purpose of determining the registration fee. The number of shares to be registered hereby is determined by multiplying 3,218,860, which is the number of shares of Credit Management Solutions, Inc. issuable pursuant to options outstanding under the Plan immediately prior to the effective time of the merger of a subsidiary of First American with and into CMSI, by the exchange ratio of 0.2841.

(4) Calculated pursuant to Rule 457(c) based upon the average of the high and low prices of First American common shares on the New York Stock Exchange on June 11, 2001.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          All information required by Part I to be contained in the prospectus is omitted from this registration statement on Form S-8 in accordance with Rule 428 under the Securities Act.


                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

          This registration statement on Form S-8 filed by The First American Corporation, a California corporation ("First American"), registers common shares of First American which may be issued in connection with, or in respect of, options (the "Options") to purchase shares of common stock of Credit Management Solutions, Inc., a Delaware corporation ("CMSI"), outstanding pursuant to the Credit Management Solutions, Inc. 1997 Stock Incentive Plan (the "Plan").

          The Agreement and Plan of Merger, dated as of January 30, 2001 (together with Amendment No. 1 to Agreement and Plan of Merger, dated as of March 22, 2001, the "Merger Agreement"), among First American, CMSI and Rusti Corp., a Delaware corporation wholly-owned by First American ("Rusti"), provides that, at the effective time of the merger of Rusti with and into CMSI (the "Effective Time"), each Option shall be assumed by First American and converted into an option to acquire, on substantially the same terms and conditions as were applicable under such Option immediately prior to the Effective Time, the number of whole shares of First American's common stock equal to the number of shares of CMSI common stock that were issuable upon exercise of such Option immediately prior to the Effective Time multiplied by an exchange ratio of 0.2841, with any fractional shares of First American common stock resulting from such calculation being rounded down to the nearest whole share, at a per share exercise price equal to the exercise price at which such Option was exercisable immediately prior to the Effective Time divided by such exchange ratio, rounded up to the nearest whole cent.

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          The SEC allows First American to "incorporate by reference" information into this registration statement. This means that First American can disclose important information to you by referring you to another document filed separately with the SEC. This registration statement incorporates by reference the documents set forth below that First American has previously filed with the SEC. These documents contain important business and financial information about First American, including information concerning its financial performance.

          First American incorporates by reference into this registration statement the following documents:

          o    annual report on Form 10-K for the year ended December 31, 2000;

          o quarterly report on Form 10-Q for the quarter ended March 31, 2001;

          o current reports on Form 8-K filed January 31, 2001, February 21, 2001, April 11, 2001, April 16, 2001, May 7, 2001, May 8, 2001,
               May 10, 2001 and May 17, 2001;

          o the description of First American's common shares, $1.00 par value, contained in its Registration Statement on Form 8-A, dated November 19, 1993, which registers the shares under Section 12(b) of the Exchange Act; and

          o the description of Rights to Purchase Series A Junior Participating Preferred Shares, which may be transferred with First American's common shares, contained in its Registration Statement on Form 8-A, dated November 7, 1997, which registers the rights under Section 12(b) of the Exchange Act.

          All documents subsequently filed by First American pursuant to Sections 13(a), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to shareholders or other document that is not deemed filed under such provisions. For purposes of this registration statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

          Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND OFFICERS.

          Not applicable.

ITEM 6.   INDEMNIFICATION OF OFFICERS AND DIRECTORS.

          Subject to certain limitations, Section 317 of the California Corporations Code provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent (which term includes officers and directors) of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

          The California indemnification statute, as provided in Section 317 of the California Corporations Code (noted above), is nonexclusive and allows a corporation to expand the scope of indemnification provided, whether by provisions in its Bylaws or by agreement, to the extent authorized in the corporation's articles.

          The Restated Articles of Incorporation of First American provide that:
"The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law." The effect of this provision is to exculpate directors from any liability to First American, or anyone claiming on First American's behalf, for breaches of the directors' duty of care. However, the provision does not eliminate or limit the liability of a director for actions taken in his capacity as an officer. In addition, the provision applies only to monetary damages and is not intended to impair the rights of parties suing on behalf of First American to seek equitable remedies (such as actions to enjoin or rescind a transaction involving a breach of the directors' duty of care or loyalty).

          The Bylaws of First American provide that, subject to certain qualifications, "(i) The corporation shall indemnify its Officers and Directors to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the corporation is required to advance expenses to its Officers and Directors as incurred, including expenses relating to obtaining a determination that such Officers and Directors are entitled to indemnification, provided that they undertake to repay the amount advanced if it is ultimately determined that they are not entitled to indemnification; (iii) an Officer or Director may bring suit against the corporation if a claim for indemnification is not timely paid; (iv) the corporation may not retroactively amend this Section 1 in a way which is adverse to its Officers and Directors; (v) the provisions of subsections (i) through
(iv) above shall apply to all past and present Officers and Directors of the corporation." "Officer" includes the following officers of First American:
Chairman of the Board, President, Vice President, Secretary, Assistant Secretary, Chief Financial Officer, Treasurer, Assistant Treasurer and such other officers as the board shall designate from time to time. "Director" of First American means any person appointed to serve on First American's board of directors either by its shareholders or by the remaining board members.

          Each of First American's 1996 Stock Option Plan, 1997 Directors' Stock Plan, 401(k) Savings Plan, Pension Plan, Pension Restoration Plan and Employee Profit Sharing and Stock Ownership Plan (for purposes of this paragraph only, each individually, the "Plan") provides that, subject to certain conditions, First American may, through the purchase of insurance or otherwise, indemnify each member of the Board (or board of directors of any affiliate), each member of the committee charged with administering the Plan, and any other employees to whom any responsibility with respect to the Plan is allocated or delegated, from and against any and all claims, losses, damages, and expenses, including attorneys' fees, and any liability, including any amounts paid in settlement with First American's approval, arising from the individual's action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such person.

          First American's Deferred Compensation Plan (for purposes of this paragraph only, the "Plan") provides that, "To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law."

          Each of First American's Management Supplemental Benefit Plan and Executive Supplemental Benefit Plan (for purposes of this paragraph only, each individually, the "Plan") provides that, subject to certain conditions, First American may, through the purchase of insurance or otherwise, indemnify and hold harmless, to the extent permitted by law, the members of the Board of Directors and any other employees to whom any responsibility with respect to the administration of the Plan has been delegated against any and all costs, expenses and liabilities (including attorneys' fees) incurred by such parties in performing their duties and responsibilities under the Plan, provided that such party or parties were not guilty of willful misconduct.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

ITEM 8.   EXHIBITS.

          The following exhibits are filed as part of this registration statement:

Exhibit
Number                     Description

4.1 Restated Articles of Incorporation of First American, dated July 14, 1998 (incorporated by reference from Exhibit 3.1 of Amendment No. 1, dated July 28, 1998, to First American's Registration Statement No. 333-53681 on Form S-4).

4.2 Certificate of Amendment of Restated Articles of Incorporation of First American, dated April 23, 1999 (incorporated by reference from Exhibit (3) to First American's quarterly report on Form 10-Q for the quarter ended March 31, 1999).

4.3 Certificate of Amendment of Restated Articles of Incorporation of First American, dated May 11, 2000 (incorporated by reference from
          Exhibit 3.1 to First American's current report on Form 8-K dated June 12, 2000).

4.4 Bylaws of First American, as amended (incorporated by reference from Exhibit 3(d) to First American's annual report on Form 10-K for the year ended December 31, 2000).

4.5 Description of First American's capital stock in Article Sixth of First American's Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 of Amendment No. 1, dated July 28, 1998, to First American's Registration Statement No. 333-53681 on Form S-4).

4.6 Rights Agreement (incorporated by reference from Exhibit 4 of First American's Registration Statement on Form 8-A dated November 7, 1997).

5         Opinion of White & Case LLP.

23.1 Consent of PricewaterhouseCoopers LLP, independent accountants to First American.

23.2      Consent of White & Case LLP (contained in Exhibit 5).

24        Power of Attorney.

ITEM 9.   UNDERTAKINGS.

The undersigned registrant hereby undertakes:

     (1) To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by First American pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of First American pursuant to the foregoing provisions, or otherwise,

First American has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by First American of expenses incurred or paid by a director, officer or controlling person of First American in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, First American will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      * * *

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Ana, state of California, on this 13th day of June, 2001.

                            THE FIRST AMERICAN CORPORATION


                            By:                   /s/ Parker S. Kennedy
                               -------------------------------------------------

                                              Parker S. Kennedy
                                                  President
                                        (Principal Executive Officer)


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



         Date:  June 13, 2001               By:                      /s/ D.P. Kennedy
                                                ----------------------------------------------------------
                                                      D. P. Kennedy, Chairman and Director




         Date:  June 13, 2001               By:               /s/ Parker S. Kennedy
                                                ----------------------------------------------------------
                                                       Parker S. Kennedy, President and Director




         Date:  June 13, 2001               By:               /s/ Thomas A. Klemens
                                                ----------------------------------------------------------
                                                         Thomas A. Klemens, Executive Vice
                                                         President, Chief Financial Officer
                                                            (Principal Financial Officer)


         Date: June 13, 2001                By:                      /s/ Max Valdes
                                                ----------------------------------------------------------
                                                              Max Valdes, Vice President,
                                                              Chief Accounting Officer
                                                             (Principal Accounting Officer)

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         Date:                              By:
                                                -------------------------------------------------------------------
                                                     D. P. Kennedy, Chairman and Director




         Date:                              By:
                                                -------------------------------------------------------------------
                                                     Parker S. Kennedy, President and Director




         Date: June 13, 2001                By:                                         *
                                                -------------------------------------------------------------------
                                                              George L. Argyros, Director




         Date:                              By:
                                                -------------------------------------------------------------------
                                                              Gary J. Beban, Director




         Date:  June 13, 2001               By:                                         *
                                                -------------------------------------------------------------------
                                                              J. David Chatham, Director




         Date:                              By:
                                                -------------------------------------------------------------------
                                                              Hon. William G. Davis, Director




         Date:  June 13, 2001               By:                                         *
                                                -------------------------------------------------------------------
                                                              James L. Doti, Director




         Date:  June 13, 2001               By:                                         *
                                                -------------------------------------------------------------------
                                                              Lewis W. Douglas, Jr., Director




         Date:  June 13, 2001               By:                                         *
                                                -------------------------------------------------------------------
                                                              Paul B. Fay, Jr., Director

         Date:  June 13, 2001               By:                                         *
                                                -------------------------------------------------------------------
                                                              Frank E. O'Bryan, Director




         Date:  June 13, 2001               By:                                         *
                                                -------------------------------------------------------------------
                                                              Roslyn B. Payne, Director




         Date:  June 13, 2001               By:                                         *
                                                -------------------------------------------------------------------
                                                              D. Van Skilling, Director




         Date:  June 13, 2001               By:                                         *
                                                -------------------------------------------------------------------
                                                              Virginia Ueberroth, Director




                           * By: /s/ Parker S. Kennedy
-----------------------------------------------------------------------
                                   Parker S. Kennedy
                                    Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit
Number                     Description
------                     -----------

4.1 Restated Articles of Incorporation of First American, dated July 14, 1998 (incorporated by reference from Exhibit 3.1 of Amendment No. 1, dated July 28, 1998, to First American's Registration Statement No. 333-53681 on Form S-4).

4.2 Certificate of Amendment of Restated Articles of Incorporation of First American, dated April 23, 1999 (incorporated by reference from Exhibit (3) to First American's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

4.3 Certificate of Amendment of Restated Articles of Incorporation of First American, dated May 11, 2000 (incorporated by reference from
          Exhibit 3.1 to First American's Current Report on Form 8-K dated June 12, 2000).

4.4 Bylaws of First American, as amended (incorporated by reference from Exhibit 3(d) to First American's Annual Report on Form 10-K for the year ended December 31, 2000).

4.5 Description of First American's capital stock in Article Sixth of First American's Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 of Amendment No. 1, dated July 28, 1998, to First American's Registration Statement No. 333-53681 on Form S-4).

4.6 Rights Agreement (incorporated by reference from Exhibit 4 of First American's Registration Statement on Form 8-A dated November 7, 1997).

5         Opinion of White & Case LLP.

23.1 Consent of PricewaterhouseCoopers LLP, independent accountants to First American.

23.2      Consent of White & Case LLP (contained in Exhibit 5).

24        Power of Attorney.